Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest to Receive $438 million

through Payroll Support Program Under CARES Act

ST. GEORGE, UTAH, April 24, 2020 – SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today announced that its wholly-owned subsidiary SkyWest Airlines has entered into a Payroll Support Program Agreement with the U.S. Treasury Department to receive a total of approximately $438 million under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act). Of the $438 million, approximately $337 million will be a direct grant and approximately $101 million will be in the form of a ten-year, low interest unsecured term loan. SkyWest has elected to receive the funds in four disbursements. In consideration for the funding, SkyWest will issue to the U.S. Treasury Department warrants to purchase approximately 357,000 shares of SkyWest common stock.

The funds received under the Payroll Support Program will be used to pay for the wages, salaries and benefits of thousands of SkyWest Airlines employees. The Payroll Support Program includes certain restrictions, including limitations on involuntary terminations and furloughs through September 30, 2020, requirements to maintain certain levels of scheduled service, restrictions on the payment of dividends and the repurchase of shares through September 30, 2021, and certain limitations on executive compensation.

“We appreciate Congress and the Administration for quickly passing legislation to help support our people,” said SkyWest Chief Executive Officer Chip Childs. “These funds will cover important payroll expenses as we work together with our people to provide critical air service during this difficult time, and prepare for when demand returns.”

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of nearly 500 aircraft connecting passengers to over 250 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines carrying more than 43 million passengers in 2019.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” "expects," "intends," "believes," "anticipates," “estimates,” "should," "likely" and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the expected timing and benefits of the CARES Act funding, the impact of the COVID-19 outbreak on SkyWest’s business, financial condition and results of operations, continued demand for our product, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements for any reason. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, uncertainties regarding the impact of the CARES Act funding on SkyWest’s business and operations, the consequences of the COVID-19 outbreak to economic conditions, the travel industry and our major partners in general and the financial condition and operating results of SkyWest in particular, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest and its major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the existing global COVID-19 pandemic and the outbreak of any other disease or similar public health threat that affects travel demand or travel behavior; the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel, including related to the duration and impact of the COVID-19 pandemic, and related decreases in customer demand and spending; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; residual aircraft values and related impairment charges; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs, and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

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